EXHIBIT 10.13

AGREEMENT AND PLAN OF MERGER

by and among

FARMLAND PARTNERS INC.,

FARMLAND PARTNERS OPERATING PARTNERSHIP, LP,

PITTMAN HOUGH FARMS LLC

and

FP LAND LLC

Dated as of March 24, 2014

i

TABLE OF CONTENTS

(continued)

ii

Schedule 4.1(b)	List of Subsidiaries / List of Properties
Schedule 4.3	Capitalization
Schedule 4.11	Existing Loans

Exhibit A	Operating Partnership Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Tax Protection Agreement
Exhibit D	Form of Right of First Offer Agreement with Pittman Hough Farms
Exhibit E	Form of Right of First Offer Agreement with Paul A. Pittman
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of Certificate of Merger

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of March 24, 2014 (this “Agreement”), by and among Farmland Partners Inc., a Maryland corporation (the “REIT”), Farmland Partners Operating Partnership, LP, a Delaware limited partnership and a subsidiary of the REIT (the “Operating Partnership”), FP Land LLC, a Delaware limited liability company (“FP Land”) and Pittman Hough Farms LLC, a Colorado limited liability company and the sole and managing member of FP Land (“Pittman Hough Farms”). Certain capitalized terms used in this Agreement are defined in Section 6.2 of this Agreement.

RECITALS

WHEREAS, the REIT intends to engage in various related transactions (collectively, the “IPO Transactions”) pursuant to which, among other things, the REIT will effect an initial public offering (the “IPO”) of shares of its common stock, $0.01 par value per share (the “Common Stock”), after which the REIT will operate as a self-administered and self-managed real estate investment trust within the meaning of Section 856 of the Code;

WHEREAS, in connection with the IPO Transactions, the REIT intends to engage in certain formation transactions (the “Formation Transactions”) pursuant to which, among other things, FP Land will merge with and into the Operating Partnership (the “Merger”) and the limited liability company interests in FP Land (the “FP Land Interests”), 100% of which are owned by Pittman Hough Farms, will be converted automatically into an aggregate of 1,945,000 units of limited partnership interest in the Operating Partnership designated as Class A Units (“OP Units”);

WHEREAS, concurrently with the execution of this Agreement, Paul A. Pittman and Jesse J. Hough have entered into a representation, warranty and indemnity agreement ( the “Representation, Warranty and Indemnity Agreement”), pursuant to which they have made certain representations and warranties regarding the Properties owned directly or indirectly by FP Land, which are being acquired pursuant to this Agreement, and agreed to indemnify the REIT and the Operating Partnership for certain breaches of such representations and warranties for one year after the completion of the Formation Transactions; and

WHEREAS, in connection with the Merger, Pittman Hough Farms will enter into a tax protection agreement (the “Tax Protection Agreement”) with the REIT and the Operating Partnership, pursuant to which the REIT will agree to indemnify Pittman Hough Farms and its members against certain adverse tax consequences, which may affect the way in which the REIT conducts its business, including with respect to when and under what circumstances the REIT will sell properties in its initial portfolio or interests therein or repay debt during the restriction period set forth in the Tax Protection Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

THE MERGER

Section 1.1.                                 THE MERGER. At the Effective Time (as defined below), and subject to the terms and conditions contained in this Agreement and in accordance with applicable Laws, FP Land shall be merged with and into the Operating Partnership whereby the separate existence of FP Land shall cease, the Operating Partnership shall continue its existence under Delaware law as the surviving entity (hereinafter sometimes referred to as the “Surviving Entity”) and the Operating Partnership’s name shall remain the same as it was immediately before the Effective Time.

Section 1.2.                                 EFFECTIVE TIME. Subject to and upon the terms and conditions of this Agreement, concurrently with or as soon as practicable after (i) the execution by the REIT and the Operating Partnership of the Underwriting Agreement and (ii) the satisfaction or waiver of the conditions set forth in Article II hereof, the Operating Partnership and FP Land shall file articles of merger or similar documents with respect to the Merger substantially in the form attached hereto as Exhibit G (the “Certificate of Merger”) as may be required by applicable Laws, with the Secretary of State of the State of Delaware providing that the Merger shall become effective upon filing or at such later date and time set forth in the Certificate of Merger with respect to such Merger that is not more than 30 days after the Certificate of Merger is accepted for record by the Secretary of State of Delaware (the “Effective Time”), together with any certificates and other filings or recordings related thereto, in such forms as are required by, and executed in accordance with the relevant provisions of applicable Laws.

Section 1.3.                                 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and applicable Laws.

Section 1.4.                                 ORGANIZATIONAL DOCUMENTS; GENERAL PARTNER. At the Effective Time: (i) the certificate of limited partnership of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of the Surviving Entity until thereafter amended as provided therein or in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”); (ii) the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as in effect immediately prior to the Effective Time (the “Operating Partnership Agreement”), shall be the agreement of limited partnership of the Surviving Entity until thereafter amended as provided therein or in accordance with the DRULPA; and (iii) the general partner of the Operating Partnership immediately prior to the Effective Time shall continue as the General Partner following the Effective Time until removed or replaced in accordance with the terms of the Operating Partnership Agreement.

Section 1.5.                                 CONVERSION OF FP LAND INTERESTS.

(a)                                 Under and subject to the terms and conditions of this Agreement, Pittman Hough Farms is irrevocably bound to accept and entitled to receive, as a result of and upon consummation of the Merger, OP Units as set forth in this Section 1.5.

(b)                                 At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto, except as set forth in this Agreement, all FP Land Interests shall be cancelled and retired and cease to exist and shall be converted automatically into an aggregate of 1,945,000 OP Units (the “Merger Consideration”) and Pittman Hough Farms shall, upon receipt of such OP Units and the delivery of a counterpart signature page to the Operating Partnership Agreement and such other documents and instruments as may be required in the sole discretion of the Operating Partnership to effect Pittman Hough Farm’s admission as a limited partner of the Operating Partnership, be admitted as a limited partner of the Operating Partnership in accordance with the DRULPA and the Operating Partnership Agreement.

Section 1.6.                                 CANCELLATION AND RETIREMENT OF FP LAND INTERESTS. From and after the Effective Time, all FP Land Interests converted into the Merger Consideration pursuant to Section 1.5(b) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and Pittman Hough Farms shall thereafter cease to have any rights as a member of FP Land except the right to receive the Merger Consideration.

Section 1.7.                                 FRACTIONAL INTERESTS. No fractional OP Units, or cash in lieu of fractional OP Units, shall be issued in the Merger or the other Formation Transactions.

Section 1.8.                                 FURTHER ACTION. If, at any time after the Effective Time, the Surviving Entity shall determine or be advised that any deeds, bills of sale, assignments (including any intellectual property assignments), assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity the right, title or interest in, to or under any of the rights, properties or assets of FP Land acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of FP Land all such deeds, bills of sale, assignments (including any intellectual property assignments) and assurances and to take and do, in the name and on behalf of FP Land or any FP Land Interests all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

Section 1.9.                                 TAX TREATMENT. The parties intend and agree that the Merger for U.S. federal income tax purposes shall constitute a transfer of assets by Pittman Hough Farms to the Operating Partnership in exchange for OP Units under Section 721 of the Code and shall not establish or maintain a position on their respective U.S. federal income tax returns or otherwise that is inconsistent therewith.

ARTICLE 2

CLOSING

Section 2.1.                                 CONDITIONS PRECEDENT.

(a)                                 Condition to Each Party’s Obligations. The respective obligation of each party to effect the Merger and to consummate the other transactions contemplated hereby to occur on the Closing Date (as defined below) is subject to the satisfaction or written waiver (except as provided below) on or prior to the Effective Time of the following conditions:

(i)                                     Registration Statement. The registration statement on Form S-11filed by the REIT with the Securities and Exchange Commission (“SEC”) relating to the IPO must have been declared effective under the Securities Act and not be the subject of any stop order, other suspension of effectiveness or proceedings by the SEC seeking a stop order. This condition may not be waived by any party.

(ii)                                  No Injunction. No Governmental Authority of competent jurisdiction with respect to this Agreement, the IPO Transactions or the Formation Transactions, as the case may be, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction, stay or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of such competent jurisdiction be pending or threatened that seeks any of the foregoing.

(iii)                               Operating Partnership Agreement. The Operating Partnership Agreement, in substantially the form attached hereto as Exhibit A, shall have been executed and delivered by the partners of the Operating Partnership and shall be in full force and effect and, except as contemplated by Section 2.4 or the other Formation Transaction Documentation, shall not have been amended or modified.

(b)                                 Conditions to the Obligations of the Operating Partnership. The obligations of the Operating Partnership to effect the Merger and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the Operating Partnership in whole or in part):

(i)                                     Representations and Warranties. The representations and warranties of FP Land and Pittman Hough Farms contained in this Agreement and of Messrs. Pittman and Hough contained in the Representation, Warranty and Indemnification Agreement shall be true and correct in all material respects at the Closing (as defined below) as if made again at that time (except to the extent that any representation or warranty speaks only as of an earlier date, in which case such representation or warranty must have been true and correct only as of that earlier date).

(ii)                                  Performance by FP Land and Pittman Hough Farms. FP Land and Pittman Hough Farms shall have performed in all material respects each of the agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(iii)                               Offering Closing. Other than consummation of the transactions contemplated hereby, all conditions precedent to the closing of the Offering shall have been satisfied or irrevocably and unconditionally waived.

(iv)                              Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for FP Land to consummate the transactions contemplated hereby shall have been obtained.

(v)                                 No FP Land Material Adverse Effect. There shall have not occurred between the date hereof and the Closing Date an FP Land Material Adverse Effect.

(vi)                              Formation Transactions. The Formation Transactions shall have been or shall be consummated substantially concurrently in accordance with the timing set forth in the respective Formation Transaction Documentation.

(vii)                           Lock-Up Agreement. Pittman Hough Farms shall have entered into the Lock-Up Agreement substantially in the form attached hereto as Exhibit B.

(viii)                        Tax Protection Agreement. Pittman Hough Farms and any of its members that will be a party to the Tax Protection Agreement that (1) owns, directly or indirectly, an interest in any Property specified in the Tax Protection Agreement or (2) has been provided an opportunity to guarantee debt as set forth in the Tax Protection Agreement shall have entered into the Tax Protection Agreement substantially in the form attached hereto as Exhibit C.

(ix)                              Right of First Offer Agreements. Pittman Hough Farms and Paul A. Pittman shall have entered into the Right of First Offer Agreements, substantially in the forms attached hereto as Exhibits D and E, respectively.

(c)                                  Conditions to the Obligations of FP Land and Pittman Hough Farms. The obligations of FP Land and Pittman Hough Farms to effect the Merger and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by FP Land and Pittman Hough Farms in whole or in part):

(i)                                     Representations and Warranties. The representations and warranties of the Operating Partnership contained in this Agreement shall be true and correct in all material respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks only as of an earlier date, in which case such representation or warranty must have been true and correct only as of that earlier date).

(ii)                                  Performance by the Operating Partnership. The Operating Partnership shall have performed in all material respects each of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(iii)                               Registration Rights Agreement. The REIT shall have entered into the Registration Rights Agreement, substantially in the form attached hereto as Exhibit F.

(iv)                              Tax Protection Agreement. If FP Land (1) owns, directly or indirectly, an interest in any Property specified in the Tax Protection Agreement or (2) has any direct or indirect members that have been provided an opportunity to guarantee debt as set forth in the Tax Protection Agreement, the REIT and the Operating Partnership shall have entered into the Tax Protection Agreement substantially in the form attached hereto as Exhibit C.

Section 2.2.                                 TIME AND PLACE. Unless this Agreement shall have been terminated pursuant to Section 2.6, and subject to the satisfaction or waiver of the conditions in Section 2.1, the filing of the Certificate of Merger, the Effective Time and the closing of the Merger contemplated by Section 1.2 and the other transactions contemplated by this Agreement shall occur substantially concurrently with the receipt by the REIT of the proceeds from the Offering from the underwriters (the “Closing” or the “Closing Date”). The Closing shall take place at the offices of Morrison & Foerster LLP, 2000 Pennsylvania Avenue, NW Suite 6000, Washington, DC 20006-1888 or such other place as determined by the REIT in its sole discretion.

Section 2.3.                                 DELIVERY OF MERGER CONSIDERATION.

(a)                                 As soon as reasonably practicable after the Effective Time, the Surviving Entity (or its successor in interest) shall deliver to Pittman Hough Farms the Merger Consideration. The issuance of any OP Units and admission of Pittman Hough Farms as a limited partner of the Operating Partnership pursuant to Section 1.5(b) shall be evidenced by an entry to the Register (as defined in the Operating Partnership Agreement).  Although initially the OP Units will not be certificated, any certificates subsequently issued evidencing the OP Units will bear appropriate legends (i) indicating that the OP Units have not been registered under the Securities Act, (ii) indicating that the Operating Partnership Agreement will restrict the transfer of the OP Units and (iii) describing the ownership limitations and transfer restrictions imposed by the charter of the REIT with respect to shares of Common Stock.

(b)                                 The Surviving Entity (or its successor in interest) shall not be liable to any holder of an FP Land Interest for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.4.                                 CLOSING DELIVERIES. At the Closing, Pittman Hough Farms and Messrs. Pittman and Hough, as applicable, shall deliver the following to the Operating Partnership in addition to all other items required to be delivered to the Operating Partnership by FP Land:

(a)                                 any applicable Lock-Up Agreements;

(b)                                 signature pages of the Operating Partnership Agreement duly executed by Pittman Hough Farms, as limited partner.

(c)                                  signature pages to the Representation, Warranty and Indemnity Agreement;

(d)                                 signature pages to the Registration Rights Agreement;

(e)                                  signature pages to the Right of First Offer Agreements; and

(f)                                   any other document or instrument reasonably requested by the Operating Partnership or reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the FP Land Interests, free and clear of all Liens and to effectuate the transactions contemplated hereby.

Section 2.5.                                 CLOSING COSTS. If the Closing occurs, the REIT and the Operating Partnership shall be solely responsible for all transaction costs and expenses of the REIT, the Operating Partnership and FP Land in connection with the Formation Transactions and the IPO, which include, but are not limited to, the underwriting discounts and commissions in connection with the IPO and the costs incurred by FP Land or Pittman Hough Farms on behalf of the REIT in connection with the Formation Transactions and the IPO.

Section 2.6.                                 TERMINATION OF THE AGREEMENT. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time prior to the Closing, as follows:

(a)                                 by mutual consent of all the parties;

(b)                                 by either party if the Closing has not occurred by June 30, 2014;

(c)                                  by the Operating Partnership if any of the conditions set forth in Sections 2.1(a) or 2.1(b) have not been satisfied or waived by the Operating Partnership; or

(d)                                 by the Operating Partnership pursuant to Section 2.7(b).

Section 2.7.                                 EFFECT OF TERMINATION. (a) In the event of termination of this Agreement for any reason, all obligations on the part of the REIT, the Operating Partnership, Pittman Hough Farms and FP Land under this Agreement shall terminate, except that the obligations set forth in Article VI shall survive.

(b)  If the Closing is not consummated because of a default by Pittman Hough Farms or FP Land under this Agreement, then the Operating Partnership may either (i) seek specific performance of this Agreement and in connection therewith FP Land shall reimburse the Operating Partnership for the actual out-of-pocket expenses incurred by the Operating Partnership in connection with seeking such specific performance, or (ii) terminate this Agreement in full, and, except as expressly set forth elsewhere in this Agreement, no party hereto shall thereafter have any obligation under any provision of this Agreement.

Section 2.8.                                 TAX WITHHOLDING. The Operating Partnership shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of an FP Land Interest such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax law or regulation. To the extent that amounts are so withheld and paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the FP Land Interest in respect of which such deduction and withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE OPERATING PARTNERSHIP

The Operating Partnership hereby represents and warrants to FP Land as follows:

Section 3.1.                                 ORGANIZATION; AUTHORITY.

(a)                                 The Operating Partnership has been duly formed and is validly existing as a limited partnership in good standing under the Laws of the State of Delaware and has all requisite limited partnership power and authority to enter into this Agreement and the other Formation Transaction Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

Section 3.2.                                 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and the other Formation Transaction Documentation (including each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement or the other Formation Transaction Documentation) by the Operating Partnership has been duly and validly authorized by all necessary actions required of the Operating Partnership. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Operating Partnership, enforceable against the Operating Partnership in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.3.                                 CONSENTS AND APPROVALS. Except for the filing of the Certificate of Merger in accordance with Section 1.2 hereof or in connection with the Offering and the consummation of the other Formation Transactions or as shall have been obtained on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Operating Partnership in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for (a) those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect, or (b) those consents under the Organizational Documents of FP Land, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

Section 3.4.                                 NO VIOLATION. None of the execution, delivery or performance of this Agreement, the other Formation Transaction Documentation, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the Organizational Documents of the Operating Partnership, (b) any agreement, document or instrument to which the Operating Partnership or any of its respective assets are bound or (c) any term or provision of any judgment, order, writ, injunction or decree binding on the Operating Partnership, except for, in the case of clauses (b) or (c), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

Section 3.5.                                 VALIDITY OF OP UNITS. Any OP Units to be issued pursuant to this Agreement will have been duly authorized by the Operating Partnership and, when issued against the consideration therefor, will be validly issued, free and clear of all Liens created by the Operating Partnership (other than any Liens created by the Operating Partnership Agreement).

Section 3.6.                                 OPERATING PARTNERSHIP AGREEMENT. Attached hereto as Exhibit A hereto is a true and correct copy of the Operating Partnership Agreement, as will be in effect immediately prior to the Effective Time.

Section 3.7.                                 LIMITED ACTIVITIES. Except for activities in connection with the Offering, the Formation Transactions or in the ordinary course of business, the Operating Partnership and the Operating Partnership Subsidiaries have not engaged in any material business or incurred any material obligations.

Section 3.8.                                 NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article III and any other agreement entered into in connection with the Formation Transactions, the Operating Partnership shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby. All representations, warranties and covenants of the Operating Partnership contained in this Agreement shall expire at the Closing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF FP LAND AND PITTMAN HOUGH FARMS

Except as disclosed in the Offering Document or the schedules attached hereto, FP Land and Pittman Hough Farms hereby jointly and severally represent and warrant to the REIT and the Operating Partnership that as of the Closing Date:

Section 4.1.                                 ORGANIZATION; AUTHORITY.

(a)                                 FP Land has been duly formed, is validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to enter into this Agreement, each agreement contemplated hereby and the other Formation Transaction Documentation to which it is a party (including any agreement, document and instrument executed and delivered by or on behalf of FP Land pursuant to this Agreement or the other Formation Transaction Documentation) and to carry out the transactions contemplated hereby and thereby, and to carry on its business as presently conducted. FP Land, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have an FP Land Material Adverse Effect.

(b)                                 Schedule 4.1(b) sets forth as of the date hereof with respect to FP Land (i) each direct or indirect Subsidiary of FP Land (each an “FP Land Subsidiary” and, collectively, the “FP Land Subsidiaries”), (ii) the direct or indirect ownership interest therein of FP Land, (iii) if not wholly owned by FP Land, the identity and ownership interest of each of the other owners of such Subsidiary, and (iv) each real property owned directly or indirectly, in whole or in part, by FP Land or such Subsidiary (each a “Property”). Each FP Land Subsidiary has been duly organized and is validly existing and is in good standing under the Laws of its jurisdiction of organization, and has all requisite power and authority to own, lease and/or operate its Property and to carry on its business as presently conducted. Each FP Land Subsidiary, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have an FP Land Material Adverse Effect. Except as set forth on Schedule 4.01(b), neither FP Land nor any of the FP Land Subsidiaries owns any equity or ownership interest in any other Person.

(c)                                  The Operating Partnership has been provided complete and accurate copies of Organizational Documents, as amended through the date hereof, and such Organizational Documents are in full force and effect as of the date hereof and have not been further modified or amended.

Section 4.2.                                 DUE AUTHORIZATION. The execution, delivery and performance by FP Land of this Agreement and the other Formation Transaction Documentation (including any agreement, document and instrument executed and delivered by or on behalf of FP Land pursuant to this Agreement or the other Formation Transaction Documentation) to which it is a party have been duly and validly authorized by all necessary actions required of FP Land. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of FP Land or any FP Land Subsidiary pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of FP Land or such FP Land Subsidiary, each enforceable against FP Land or such FP Land Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.3.                                 CAPITALIZATION. Schedule 4.3 sets forth as of the date hereof the ownership of FP Land. All of the issued and outstanding equity interests of FP Land and each FP Land Subsidiary are duly authorized, validly issued and fully paid; and such interests are not subject to preemptive rights or appraisal, dissenters’ or other similar rights under the Organizational Documents of or any contract to which FP Land is a party or otherwise bound, except for such preemptive rights, transfer restrictions or appraisal, dissenters’ or other similar rights as would not prevent the Merger. There are no outstanding rights to purchase, subscriptions, warrants, options or any other security convertible into or exchangeable for equity interests in FP Land or the FP Land Subsidiaries. Except as set forth in the Organizational Documents, none of FP Land or any of the FP Land Subsidiaries is a party to any agreement for the sale of its material assets, for the grant to any Person of any preferential right to purchase any such material assets or the acquisition of any material operating business, material assets or capital stock of any other corporation, entity or business, other than the purchase or sale of assets in the ordinary course of business.

Section 4.4.                                 CONSENTS AND APPROVALS. Except for the filing of the Certificate of Merger in accordance with Section 1.2 hereof or as shall have been obtained or satisfied on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit or registration of, or qualification, designation, declaration or filing with, any Person or any Governmental Authority or under any applicable Laws is required to be obtained by FP Land or the FP Land Subsidiaries in connection with the execution, delivery and performance of this Agreement, the other Formation Transaction Documentation to which FP Land or the FP Land Subsidiaries is a party and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have an FP Land Material Adverse Effect.

Section 4.5.                                 NO VIOLATION. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between or among any of the parties to this Agreement and the transactions contemplated hereby does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, result in a breach of or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the Organizational Documents of FP Land or the FP Land Subsidiaries or (b) any agreement, document or instrument to which FP Land or the FP Land Subsidiaries is a party or by which the FP Land or the FP Land Subsidiaries or any of their respective assets or properties are bound by or (c) any term or provision of any judgment, order, writ, injunction or decree binding on FP Land or the FP Land Subsidiaries (or its assets or properties), except for, in the case of clauses (b) or (c), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have an FP Land Material Adverse Effect.

Section 4.6.                                 LICENSES AND PERMITS. All notices, licenses, permits, certificates and authorizations required for the continued use, occupancy, management, leasing and operation of the Properties have been obtained or can be obtained without material cost, are in full force and effect, are in good standing and (to the extent required in connection with the transactions contemplated by the Formation Transaction Documentation) are assignable to the Operating Partnership, except in each case for items that, if not so obtained, obtainable and/or transferred, would not, individually or in the aggregate, reasonably be expected to have an FP Land Material Adverse Effect. Neither FP Land, nor the FP Land Subsidiaries, nor, to the Knowledge of FP Land, any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have an FP Land Material Adverse Effect, nor has any one of them received any written notice of violation from any Governmental Authority or written notice of the intention of any entity to revoke any such notice, license, permit, certificate or authorization, that in each case has not been cured or otherwise resolved to the satisfaction of such Governmental Authority or other entity and except as would not, individually or in the aggregate, reasonably be expected to have an FP Land Material Adverse Effect.

Section 4.7.                                 COMPLIANCE WITH LAWS. To the Knowledge of FP Land, FP Land and the FP Land Subsidiaries have conducted their respective businesses in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have an FP Land Material Adverse Effect. Neither FP Land, nor the FP Land Subsidiaries, nor, to the Knowledge of FP Land, any third party are in violation of any Law or has been informed in writing of any continuing violation of any such Laws or that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have an FP Land Material Adverse Effect. There has not been committed by FP Land or any FP Land Subsidiary or, to the Knowledge of FP Land, any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Property or any part thereof.

Section 4.8.                                 INSURANCE. Each of FP Land and each FP Land Subsidiary has in place the public liability, casualty and other insurance coverage with respect to each Property owned, leased and/or managed by it as FP Land reasonably deems necessary and in all cases including such coverage as is required under the terms of any continuing loan or Lease. Each of the insurance policies with respect to each Property is in full force and effect in all material respects and all premiums due and payable thereunder have been fully paid when due. To the Knowledge of FP Land, neither FP Land nor the FP Land Subsidiaries have received from any insurance company any notices of cancellation or intent to cancel any insurance.

Section 4.9.                                 ENVIRONMENTAL MATTERS. Except for matters that would not, individually or in the aggregate, reasonably be expected to have an FP Land Material Adverse Effect, to the Knowledge of FP Land, (A) FP Land and the FP Land Subsidiaries and each Property are in compliance with all Environmental Laws, (B) neither FP Land nor the FP Land Subsidiaries have received any written notice from any Governmental Authority or third party alleging that FP Land or any of the FP Land Subsidiaries or any Property is not in compliance with applicable Environmental Laws, and (C) there has not been a release of a hazardous substance on any of the Properties that would require investigation or remediation under applicable Environmental Laws. The representations and warranties contained in this Section 4.9 constitute the sole and exclusive representations and warranties made by FP Land concerning environmental matters.

Section 4.10.                          EMINENT DOMAIN. There is no existing or, to the Knowledge of FP Land, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding which would affect any of the Properties, except for such proceedings that would not, individually or in the aggregate, reasonably be expected to have an FP Land Material Adverse Effect.

Section 4.11.                          EXISTING LOANS. Schedule 4.11 lists, as of the date hereof, all secured loans presently encumbering the Properties or any direct or indirect interest in FP Land or any FP Land Subsidiary, and any unsecured loans relating thereto to be assumed by the Operating Partnership or any Subsidiary of the Operating Partnership at Closing (collectively, the “Existing Loans”). Except for matters that would not, individually or in the aggregate, reasonably be expected to have an FP Land Material Adverse Effect or that are otherwise disclosed on Schedule 4.11, no monetary default (beyond applicable notice and cure periods) by any party exists under any of the Existing Loans and the documents entered into in connection therewith (collectively, the “Existing Loan Documents”) and no non-monetary default (beyond applicable notice and cure periods) by any party exists under any of such Existing Loan Documents.

Section 4.12.                          TAXES.

(a)                                 To the Knowledge of FP Land, FP Land has timely and properly filed (or caused to be timely and properly filed) all Tax Returns required to be filed by it, if any, and each FP Land Subsidiary (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so), and all such Tax Returns required to be filed by FP Land or any FP Land Subsidiary, as the case may be, if any, are accurate and complete in all material respects.

(b)                                 To the Knowledge of FP Land, FP Land and each FP Land Subsidiary have paid (or have had paid on their behalf) all Taxes as required to be paid by them.

(c)                                  To the Knowledge of FP Land, no income or material non-income Tax Returns, if any, filed by FP Land or any FP Land Subsidiary are the subject of a pending or ongoing audit.

(d)                                 To the Knowledge of FP Land, no deficiencies for any income or material non-income Taxes have been proposed, asserted or assessed against FP Land or any FP Land Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending. Since its formation, for U.S. federal income tax purposes each of FP Land and each FP Land Subsidiary has been treated as a partnership or as a disregarded entity, and not as a corporation or an association taxable as a corporation.

Section 4.13.                          LITIGATION. Except for actions, suits or proceedings fully covered by policies of insurance, there is no action, suit or proceeding pending or, to the Knowledge of FP Land, threatened against or affecting FP Land, any of the FP Land Subsidiaries or any of the Properties, or any officer, director, principal, managing member, general partner or Affiliate of any of the foregoing, other than actions, suits or proceedings arising in the ordinary course of business from the ownership and operation which, if adversely determined, would not have an FP Land Material Adverse Effect. There is no action, suit, or proceeding pending or, to the Knowledge of FP Land, threatened against or affecting FP Land, any of the FP Land Subsidiaries or any officer, director, principal, managing member, general partner or Affiliate of any of the foregoing, which challenges or impairs the ability of FP Land or any FP Land Subsidiary to execute or deliver, or perform its obligations under this Agreement or any Formation Transaction Documentation or any other documents to be executed by it pursuant to this Agreement or any Formation Transaction Documentation or to consummate the transactions contemplated hereby or thereby. Except for matters fully covered by insurance, there is no judgment, decree, injunction, rule or order of a Governmental Authority outstanding against FP Land, any FP Land Subsidiary or any officer, director, principal, managing member or general partner of any of the foregoing in their capacity as such, which would reasonably be expected to have an FP Land Adverse Effect. None of FP Land, the FP Land Subsidiaries or any officer, director, principal, managing member, general partner or Affiliate of any of the foregoing has received any written notice of any pending or threatened proceedings for the rezoning (i.e., to change the current zoning) of any Property or any portion thereof which would impair the current or proposed use thereof in a manner that would result in an FP Land Material Adverse Effect.

Section 4.14.                          INSOLVENCY. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to FP Land’s Knowledge, threatened against FP Land, any FP Land Subsidiary or any Property, nor are any such proceedings contemplated by FP Land.

Section 4.15.                          SECURITIES LAW MATTERS. Each of Pittman Hough Farms and FP Land acknowledges that: (i) the Operating Partnership intends the offer and issuance of any OP Units to Pittman Hough Farms to be exempt from registration under the Securities Act and applicable state securities laws by virtue of the status of such equity holder as an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) acquiring any OP Units in a transaction exempt from registration pursuant to Rule 506 of Regulation D under the Securities Act, and (ii) in issuing any OP Units pursuant to the terms of this Agreement, the Operating Partnership is relying on the representations made by Pittman Hough Farms to receive OP Units as consideration in the Merger, and that:

(a)                                 In deciding to engage in the transaction contemplated by this Agreement, including, acquiring OP Units, neither FP Land nor Pittman Hough Farms is relying upon any representations made to it by the Operating Partnership, or any of its partners, officers, employees or agents, that are not contained herein. Pittman Hough Farms is aware of the risks involved in investing in the OP Units. Pittman Hough Farms is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer imposed by the federal securities laws and as described in this Agreement. Pittman Hough Farms has received this Agreement, has reviewed it and has had an opportunity to ask questions of, and to receive answers from, the Operating Partnership and the REIT or a person or persons authorized to act on their behalf, concerning the terms and conditions of acquiring the OP Units and the financial condition, affairs and business of the Operating Partnership and the REIT. Pittman Hough Farms confirms that all documents, records and information pertaining to its acquisition of the OP Units have been made available or delivered to each such holder prior to the date hereof.

(b)                                 FP Land and Pittman Hough Farms understand and acknowledge that the offer and sale of OP Units have not been registered under the Securities Act or any state securities laws and are instead being offered and sold in reliance on an exemption from such registration requirements and that the Operating Partnership’s reliance on such exemption is predicated in part on the accuracy and completeness of the representations and warranties contained herein. The OP Units issuable to Pittman Hough Farms are being acquired by Pittman Hough Farms solely for its own account, for investment, and are not being acquired with a view to, or for resale in connection with, any distribution, subdivision or fractionalization thereof in violation of such laws, and each such holder does not have any present intention to enter into any contract, undertaking, agreement or arrangement with respect to any such resale.

(c)                                  Pittman Hough Farms is able to bear the economic risk of holding the OP Units for an indefinite period and is able to afford the complete loss of its acquisition of the OP Units.

(d)                                 Pittman Hough Farms understands that no federal agency (including the SEC) or state agency has made or will make any finding or determination as to the fairness of acquiring the OP Units (including as to the value of the consideration payable in OP Units).

(e)                                  Pittman Hough Farms understands that there is no established public, private or other market for the OP Units and it is not anticipated that there will be any public, private or other market for such OP Units in the foreseeable future.

(f)                                   Pittman Hough Farms understands that Rule 144 promulgated under the Securities Act is not currently available with respect to the sale of OP Units.

Section 4.16.                          NO BROKER. FP Land has not entered into, and it covenants that it will not enter into, any agreement, arrangement or understanding with any Person or firm which will result in the obligation of the Operating Partnership or any Affiliate to pay any finder’s fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement (other than underwriting discounts, commissions and other fees and expenses to be paid by the REIT in connection with the Offering and any related financing transactions).

Section 4.17.                          OWNERSHIP OF CERTAIN ASSETS. Neither FP Land nor any of the FP Land Subsidiaries owns any loan assets or other securities of any person except for equity interests in other FP Land Subsidiaries.

Section 4.18.                          NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article IV and the Representation, Warranty and Indemnity Agreement and any other agreement entered into by FP Land or Pittman Hough Farms in connection with the Formation Transactions, FP Land and Pittman Hough Farms shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

Section 4.19.                          SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The parties hereto agree and acknowledge that the representations and warranties set forth in this Article IV (other than those set forth in the Representation, Warranty and Indemnification Agreement) shall not survive the Closing.

ARTICLE 5

COVENANTS AND OTHER AGREEMENTS

Section 5.1.                                 PRE-CLOSING COVENANTS. During the period from the date hereof to the Closing Date (except (i) for the repayment of certain indebtedness as described in the notes to the audited financial statements of FP Land, (ii) as otherwise provided for or contemplated by this Agreement or (ii) in connection with the Formation Transactions), FP Land shall use commercially reasonable efforts to, and shall cause each of the FP Land Subsidiaries to, conduct its businesses and operate and maintain the Properties in the ordinary course of business consistent with past practice, pay its debt obligations as they become due and payable, and use commercially reasonable efforts to preserve intact its current business organizations and preserve its relationships with customers, tenants, suppliers, advertisers and others having business dealings with it, in each case consistent with past practice. In addition, and without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date and except in connection with the Formation Transactions, FP Land shall not, and shall not permit any of the FP Land Subsidiaries to, without the prior written consent of the Operating Partnership, which consent may be withheld by the Operating Partnership in its sole discretion:

(a)                                 (i) other than distributions to the members of FP Land in connection with such members’ payment of any Taxes related to their ownership of the membership interest of FP Land or as otherwise contemplated by this Agreement, declare, set aside or pay any dividends or distributions in respect of any FP Land Interests, except in the ordinary course of business consistent with past practice and in accordance with the applicable governing document of FP Land, (ii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any FP Land Interests or make any other changes to the equity capital structure of FP Land or the FP Land Subsidiaries, or (iii) purchase, redeem or otherwise acquire any FP Land Interests or interests of the FP Land Subsidiaries or any other securities thereof;

(b)                                 issue, deliver, sell, transfer, dispose, mortgage, pledge, assign or otherwise encumber, or cause the issuance, delivery, sale, transfer, disposition, mortgage, pledge, assignment or otherwise encumbrance of, any limited liability company, partnership interests or other equity interests of FP Land or of the FP Land Subsidiaries or any other assets of FP Land or the FP Land Subsidiaries;

(c)                                  amend, modify or terminate any lease, contract or other instruments relating to the Property, except in the ordinary course of business consistent with past practice;

(d)                                 amend its certificate of formation and limited liability company agreement;

(e)                                  adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(f)                                   materially alter the manner of keeping FP Land’s or the FP Land Subsidiaries’ books, accounts or records or the accounting practices therein reflected;

(g)                                  make or change any material Tax elections; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax Return; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax; surrender any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(h)                                 terminate or amend any existing insurance policies affecting any Property that results in a material reduction in insurance coverage for the Property;

(i)                                     knowingly cause or permit FP Land or any of the FP Land Subsidiaries to violate, or fail to use commercially reasonable efforts to cure any violation of, any applicable Laws;

(j)                                    take any action or fail to take any action the result of which would have an FP Land Material Adverse Effect; or

(k)                                 authorize, commit or agree to take any of the foregoing actions.

Section 5.2.                                 EFFORTS BY THE OPERATING PARTNERSHIP AND FP LAND. Each of the Operating Partnership and FP Land shall use its reasonable best efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (b) promptly making (or causing to be made) any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits and authorizations.

Section 5.3.                                 CONSENT AND WAIVER OF RIGHTS UNDER ORGANIZATIONAL DOCUMENTS. As of the Closing, FP Land and Pittman Hough Farms waive and relinquish all rights and benefits otherwise afforded to FP Land (a) under its Organizational Documents including, without limitation, any rights of appraisal, rights of first offer or first refusal, buy/sell agreements, put, option or similar parallel exit or dissenter rights in connection with the Formation Transactions and the Offering, and any right to consent to or approve of the sale or contribution or other transaction undertaken by any equity holder of FP Land of their FP Land Interests to the REIT or any Affiliate thereof and any and all notice provisions related thereto and (b) for claims against the REIT or the Operating Partnership for breach by any of their respective present or former officers, directors, managing members, general partners or Affiliates of their fiduciary duties or similar obligations (including duties of disclosure) to any of their respective present or former shareholders, members, partners, equity interest holders or Affiliates or the terms of any applicable Organizational Documents. FP Land and Pittman Hough Farms acknowledge that the agreements contained herein and the transactions contemplated hereby and any actions taken in contemplation of the transactions contemplated hereby may conflict with, and may not have been contemplated by, the Organizational Documents of FP Land or other agreements among one or more holders of FP Land Interests or one or more of the members of FP Land. With respect to FP Land and each Property in which the FP Land Interests represent a direct or indirect interest, FP Land hereby expressly gives all consents (and any consents necessary to authorize the proper parties in interest to give all consents) and waivers it is entitled to give that are necessary or desirable to facilitate the contribution or other Formation Transactions relating to FP Land or such Property. In addition, FP Land and Pittman Hough Farms agree that if the transactions contemplated hereby occur, this Agreement shall be deemed to be an amendment to the Organizational Documents of FP Land to the extent the terms herein conflict with the terms thereof, including without limitation, terms with respect to allocations, distributions and the like such that any apparent conflict shall be resolved in favor of the terms hereof. In the event the transactions contemplated by this Agreement do not occur, nothing in this Agreement shall be deemed to be or construed as an amendment or modification of, or commitment of any kind to amend or modify, the

Organizational Documents of FP Land, which shall, in that event, remain in full force and effect without modification.

Section 5.4.                                 FACILITATION OF THE MERGER. From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with the terms set forth herein, each of FP Land and Pittman Hough Farms shall not take and shall not fail to take, nor agree or commit to take or fail to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger, the IPO, the Formation Transactions or the other transactions contemplated by this Agreement.

Section 5.5.                                 IPO.  FP Land and Pittman Hough Farms hereby irrevocably and unconditionally waive any consent, condition or other similar right to approve or delay the closing of the IPO.

Section 5.6.                                 ALTERNATE TRANSACTION. In the event that the Operating Partnership determines that a structure change is necessary, advisable or desirable, the Operating Partnership may elect, in its sole and absolute discretion, to effect an Alternate Transaction (subject to the limitations in the definition thereof), without the need for the Operating Partnership to seek any further consent or action from FP Land or Pittman Hough Farms, and each of FP Land and Pittman Hough Farms shall, and it shall cause its partners and Subsidiaries to, enter into such agreements as shall be necessary to consummate an Alternate Transaction. In the event that an Alternate Transaction is used to effect the transactions contemplated by this Agreement, then the Operating Partnership may elect to terminate this Agreement without any liability or obligation to any Person.

ARTICLE 6

GENERAL PROVISIONS

Section 6.1.                                 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in clauses (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

(a)                                 if to the Operating Partnership:

Farmland Partners Operating Partnership, LP

8670 Wolff Court Suite 240

Westminster, Colorado 80031

Facsimile: (720) 398-3328

Attention: Chief Executive Officer

(b)                                 if to FP Land :

FP Land LLC

8670 Wolff Court Suite 240

Westminster, Colorado 80031

Facsimile: (720) 398-3328

Attention: Paul A. Pittman

Section 6.2.                                 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings.

(a)                                 “Accredited Investor” has the meaning set forth under Regulation D of the Securities Act.

(b)                                 “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(c)                                  “Alternate Transaction” means any transaction structure, other than that contemplated by this Agreement, pursuant to which the REIT, the Operating Partnership or any of their Subsidiaries acquire all or a portion of the interests in FP Land or the assets held directly or indirectly by FP Land in a transaction pursuant to which each holder of FP Land Interests receives the number of OP Units that were to be received by such holder pursuant to this Agreement (or a portion thereof equal in value to the value of the portion of such assets acquired by the REIT, the Operating Partnership or any of their Subsidiaries pursuant to such Alternate Transaction); provided, that such structure will not (i) result in a breach of FP Land’s or any applicable FP Land Subsidiary’s governing documents and (ii) would not give rise to dissenters’ or appraisal rights by the members of FP Land, unless such rights have fully waived by all such members in the Consent Forms.

(d)                                 “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Delaware.

(e)                                  “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(f)                                   “Environmental Laws” means all federal, state and local Laws governing pollution or the protection of human health or the environment.

(g)                                  “Formation Transaction Documentation” means all of the agreements (including this Agreement) and related documents (substantially in the forms identified in Exhibits C, D and E attached hereto) pursuant to which all of the FP Land Interests are to be acquired by the Operating Partnership, directly or indirectly, as part of the Formation Transactions.

(h)                                 “Formation Transactions” means the transactions contemplated by this Agreement.

(i)                                     “FP Land Material Adverse Effect” means any material adverse change in the assets, business, condition (financial or otherwise), results of operation or prospects of FP Land, the FP Land Subsidiaries or the Properties, taken as a whole.

(j)                                    “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(k)                                 “IPO Closing Date” means the closing date of the IPO.

(l)                                     “Knowledge” means, (i) with respect to a representation of the Operating Partnership, the current, actual knowledge of the Operating Partnership’s General Partner’s officer, after reasonable due inquiry and (ii) with respect to FP Land or Pittman Hough Farms, the current, actual knowledge of FP Land’s and Pittman Hough Farms members and managers, after reasonable due inquiry.

(m)                             “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority, including, without limitation, zoning, land use or other similar rules or ordinances.

(n)                                 “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(o)                                 “Lock-Up Agreement” means that certain Lock-Up Agreement, by and between the underwriters and certain investors of the REIT and/or the Operating Partnership in the form attached hereto as Exhibit B.

(p)                                 “Offering Document” means the final prospectus filed by the REIT with the SEC in connection with the IPO.

(q)                                 “OP Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the Operating Partnership and each Operating Partnership Subsidiary, taken as a whole.

(r)                                    “Organizational Documents” means the certificate of formation, certificate of incorporation and bylaws, certificate of limited partnership and limited partnership agreement, limited liability company agreement or operating agreement, of FP Land or each FP Land Subsidiary, as applicable.

(s)                                   “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(t)                                    “Registration Rights Agreement” means that certain Registration Rights Agreement, by and among the REIT, the Operating Partnership and Pittman Hough Farms in the form attached hereto as Exhibit E.

(u)                                 “Right of First Offer Agreements” means (i) that certain Right of First Offer Agreement by and between the Operating Partnership and Pittman Hough Farms in the form attached hereto as Exhibit D and (ii) that certain Right of First Offer Agreement by and between the Operating Partnership and Paul A. Pittman in the form attached hereto as Exhibit E.

(v)                                 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(w)                               “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) ten percent (10%) or more of the voting power of the voting capital stock or other equity interests, or (B) ten percent (10%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

(x)                                 “Tax” means all U.S. federal, state, local and foreign income, gross receipts, license, property, withholding, sales, franchise, employment, payroll, goods and services, stamp, environmental, customs duties, capital stock, social security, transfer, alternative minimum, excise and other taxes, tariffs or similar governmental charges, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto, whether or not disputed.

(y)                                 “Tax Protection Agreement” means that certain Tax Protection Agreement by and among the REIT, the Operating Partnership and the other parties identified as signatories therein in the form attached hereto as Exhibit C.

(z)                                  “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(aa)                          “Underwriting Agreement” means that certain underwriting agreement, by and among the REIT, the Operating Partnership and certain underwriters named therein, pursuant to which the REIT will issue and sell shares in the IPO.

Section 6.3.                                 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 6.4.                                 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement, the other Formation Transaction Documentation and the Representation, Warranty and Indemnity Agreement to which the parties hereto are a party, including, without limitation, the exhibits and schedules hereto and thereto, constitute the entire agreement and, supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

Section 6.5.                                 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 6.6.                                 ASSIGNMENT. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership may assign its rights and obligations hereunder to an Affiliate.

Section 6.7.                                 SEVERABILITY. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 6.8.                                 GUARANTY OF OBLIGATIONS.  Pittman Hough Farms hereby fully and irrevocably guarantees the performance of FP Land of all of its obligations hereunder and under the other Formation Transaction Documentation.

Section 6.9.                                 RULES OF CONSTRUCTION.

(a)                                 The parties hereto agree that they have had the opportunity to be represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b)                                 The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 6.10.                          TIME OF THE ESSENCE. Time is of the essence with respect to all obligations under this Agreement.

Section 6.11.                          DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.12.                          NO PERSONAL LIABILITY CONFERRED. This Agreement shall not create or permit any personal liability or obligation on the part of any member, officer, director, partner, employee or shareholder of the REIT, Operating Partnership, Pittman Hough Farms or FP Land, other than as expressly provided herein.

Section 6.13.                          AMENDMENTS. This Agreement may be amended by appropriate instrument, without the consent of FP Land, at any time prior to the Effective Time; provided that no such amendment, modification or supplement shall be made that alters the amount or changes the form of the consideration to be delivered to FP Land without the prior written consent of FP Land.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

FARMLAND PARTNERS INC.,
a Maryland corporation

By:	/s/ Paul A. Pittman
Name:	Paul A. Pittman
Title:	Executive Chairman, President and Chief Executive Officer

FARMLAND PARTNERS OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	FARMLAND PARTNERS OP GP, LLC, a Delaware limited liability company

By:	FARMLAND PARTNERS INC.,
a Maryland corporation
Its:	Sole member

By:	/s/ Paul A. Pittman
Name:	Paul A. Pittman
Title:	Executive Chairman, President and Chief Executive Officer

FP LAND LLC,
a Delaware limited liability company

By:	/s/ Paul A. Pittman
Name:	Paul A. Pittman
Title:	Manager

By:	PITTMAN HOUGH FARMS LLC,
a Colorado limited liability company

By:	/s/ Paul A. Pittman
Name:	Paul A. Pittman
Title:	Manager

Signature Page to Merger Agreement

Schedule 4.1(b)

List of Subsidiaries/Properties

Subsidiary	Ownership Interest	Properties Owned	County, State
PH Farms LLC	100%	Pella Bins and Tracks	McDonough, IL
		Pella Bins and Tracks Grain Storage Facility	McDonough, IL
		Kaufman	McDonough, IL
		Cleer	Fulton, IL
		Cleer Gran Storage Facility	Fulton, IL
		Big Pivot	Mason, IL
		Curless	Fulton, IL
		Pumphouse West	Schuyler, IL
		Scripps	Schuyler, IL
		Stelter	Mason, IL
		Henninger	Schuyler, IL
		John’s Shop	McDonough, IL
		Tazewell	Tazewell, IL
		Bardolph	McDonough, IL
		Symond	Mason, IL
		Pella Kelso	McDonough, IL
		Duncantown	Fulton, IL
		Dilworth	McDonough, IL
		Weber	Schuyler, IL
		Copes	Schuyler, IL
		Smith	McDonough, IL
		Busch	Mason, IL
		Pumphouse East	Schuyler, IL
		Adair FS	McDonough, IL
		Ambrose	Mason, IL
		Crabtree	Mason, IL
		Heap	McDonough, IL
		Table Grove	Fulton, IL
		McFadden MD	McDonough, IL
		Parr	Fulton, IL
		Skien	Fulton, IL
		Estep	Mason, IL
		McFadden SC	Schuyler, IL

Subsidiary	Ownership Interest	Properties Owned	County, State

Cottonwood Valley Land, LLC	100%	Matulka	Butler, NE
		Matulka Grain Storage Facility	Butler, NE
		Stanbra/Zeller	Butler, NE
		Zeagers	Butler, NE
		Kelly	Butler, NE

Schedule 4.3

Capitalization

Owner	Ownership Interest

Pittman Hough Farms LLC	100%

Schedule 4.11

Existing Loans

Loan	Principal Outstanding as of December 31, 2013	Interest Rate	Maturity Date
Multi-Property Loan	$34,500,000	2.80%	March 2016
John’s Shop	1,742,500	3.15	April 2043
Matulka and Stanbra/Zeller	1,137,388	3.25	October 2032
Zeagers	1,796,000	3.25	June 2016
Tazewell	920,441	5.25	July 2030
Merrill	787,285	4.90	December 2041
Smith	688,000	4.00	April 2018
Heap	528,748	4.95	September 2031
Trone	469,732	3.15	November 2032
Kelly	255,143	3.99	December 2027
Secured Loan(1)	240,000	3.99	December 2021
Total	$43,065,237

(1)         Loan to be repaid prior to closing.